Exhibit 99.1

Company Contact: Ultralife Corporation Philip Fain (315) 332-7100 pfain@ulbi.com	Investor Relations Contact: Lippert/Heilshorn & Associates Jody Burfening (212) 838-3777 jburfening@lhai.com

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – November 1, 2012 -- Ultralife Corporation (NASDAQ: ULBI) reported an operating profit from continuing operations of $1.8 million on revenue of $26.2 million for the quarter ended September 30, 2012.  For the third quarter of 2011, the company reported operating income from continuing operations of $1.5 million on revenue of $35.2 million.

“In the third quarter, we remained focused on the cost effective execution of our business model to improve profitability and delivered a gross margin of 31.4% and an operating margin of 6.7%, despite lower overall revenue,” said Michael D. Popielec, Ultralife’s president and chief executive officer.  “With a cost structure that is right-sized for current revenue realities, a business model that is moving in the right direction, and continued solid liquidity, we are better positioned to remain profitable during the gestation period of our new products and markets, and as we complete the transition to a more agile, new product innovation driven company.”

Third Quarter 2012 Financial Results

Ultralife completed the sale of its RedBlack Communications business on September 28, 2012 for $2.5 million, not including a post-closing working capital adjustment.  RedBlack’s results and related divestiture costs are reported as a discontinued operation.  All revenue, gross margin and operating expense figures presented below represent results from continuing operations.

Revenue was $26.2 million, compared to $35.2 million for the third quarter of 2011, a 26% decline.  Battery & Energy Products sales declined by $12.2 million to $16.6 million, primarily due to the continued slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $9.5 million, compared to $6.4 million for the same period last year, an increase of 50%, reflecting shipments of SATCOM systems and the fulfillment of amplifier orders that were delayed from the second quarter.

Gross profit was $8.2 million, or 31.4% of revenue, compared to $9.4 million, or 26.6% of revenue, for the same quarter a year ago, an increase of 480 basis points. Battery & Energy Products’ gross margin was 28.7%, a 120 basis point improvement over the 27.5% reported last year, reflecting favorable sales mix and improved 9-volt margins.  Communications Systems’ gross margin was 36.1%, versus 22.5% last year.  The year earlier period included a $1.1 million charge to write-off components associated with a discontinued amplifier product line.  This charge reduced the total gross margin for the third quarter of 2011 by approximately 300 basis points.

Operating expenses were $6.5 million, a decrease of $1.4 million or 17% from $7.8 million a year ago, primarily due to workforce reductions completed in the first half of 2012 in addition to discretionary spending cuts and lower sales commissions.   As a percent of revenue, operating expenses were 24.7%, compared to 22.2% a year ago.

Operating income was $1.8 million, a 14% increase over the $1.5 million for the same period in 2011, reflecting the benefits of favorable sales mix, productivity gains and operating expense reductions. Operating margin was 6.7%, compared to 4.4% for the year-earlier period, an increase of 230 basis points.

Net income from continuing operations was $1.5 million, or $0.09 per share, compared to net income of $1.3 million, or $0.08 per share, for the third quarter of 2011.  Net income from discontinued operations was $0.2 million or $0.01 per share, versus $0.0 million or $0.00 per share for the same quarter last year.

Outlook

Management reaffirms its outlook for 2012.  Management expects high-single to low-double digit year-over-year revenue growth for its Communication Systems segment and China operations.  Given the continued uncertainty in government and defense orders for the Battery & Energy Products segment, the company’s largest segment, management expects year-over-year total sales to decline by between 20% and 30%.  Based on the third quarter results and the actions taken in the first half of 2012 to reduce spending and align capacity, management expects a return to operating profitability for the second half of 2012 with operating margin in the low- to mid- single digits.  The magnitude of the first half operating loss is expected to result in a total year operating loss.

Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended

	September 30,	October 2,	September 30,	October 2,
	2012	2011	2012	2011

Revenues:
Battery & energy products	$16,633	$28,834	$52,238	$84,321
Communications systems	9,548	6,370	20,150	21,910
Total revenues	26,181	35,204	72,388	106,231

Cost of products sold:
Battery & energy products	11,863	20,905	39,762	66,098
Communications systems	6,099	4,939	13,347	14,799
Total cost of products sold	17,962	25,844	53,109	80,897

Gross profit	8,219	9,360	19,279	25,334

Operating expenses:
Research and development	1,596	2,294	5,706	6,913
Selling, general, and administrative	4,869	5,521	16,041	17,775
Total operating expenses	6,465	7,815	21,747	24,688

Operating income (loss)	1,754	1,545	(2,468)	646

Other income (expense):
Interest income	1	2	4	4
Interest expense	(97)	(126)	(316)	(444)
Miscellaneous	(15)	49	17	339
Income (loss) from continuing operations before income taxes	1,643	1,470	(2,763)	545

Income tax provision-current	120	67	387	134
Income tax provision -deferred	55	55	50	164
Total income taxes	175	122	437	298

Net income (loss) from continuing operations	1,468	1,348	(3,200)	247

Discontinued operations:
Income (loss) from discontinued operations, net of tax	200	4	178	(4,174)

Net income (loss)	1,668	1,352	(3,022)	(3,927)

Net loss attributable to noncontrolling interest	11	11	31	39

Net income (loss) attributable to Ultralife	$1,679	$1,363	$(2,991)	$(3,888)

Other comprehensive income (loss):
Foreign currency translation adjustments	(204)	(19)	(81)	268

Comprehensive income (loss) attributable to Ultralife	$1,475	$1,344	$(3,072)	$(3,620)

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$0.09	$0.08	$(0.18)	$0.02
Discontinued operations	$0.01	$0.00	$0.01	$(0.24)
Total	$0.10	$0.08	$(0.17)	$(0.22)
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$0.09	$0.08	$(0.18)	$0.02
Discontinued operations	$0.01	$0.00	$0.01	$(0.24)
Total	$0.10	$0.08	$(0.17)	$(0.22)

Weighted average shares outstanding - basic	17,418	17,313	17,390	17,295
Weighted average shares outstanding - diluted	17,418	17,341	17,390	17,295

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	September 30,	December 31,
ASSETS	2012	2011

Current assets:
Cash and cash equivalents	$5,371	$5,486
Trade accounts receivable, net	20,254	19,903
Inventories	33,092	34,967
Prepaid expenses and other current assets	2,638	3,877
Total current assets	61,355	64,233

Property and equipment	12,375	12,588

Other assets:
Goodwill, intangible and other assets	21,599	23,994

Total Assets	$95,329	$100,815

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$-	$-
Accounts payable	11,930	13,766
Other current liabilities	7,729	9,392
Total current liabilities	19,659	23,158

Long-term liabilities:
Other long-term liabilities	4,431	4,431

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,883	1,874
Capital in excess of par value	173,416	172,309
Accumulated other comprehensive loss	(1,066)	(985)
Accumulated deficit	(95,271)	(92,280)
	78,962	80,918
Less -- Treasury stock, at cost	7,658	7,658
Total Ultralife equity	71,304	73,260
Noncontrolling interest	(65)	(34)
Total shareholders' equity	71,239	73,226

Total Liabilities and Shareholders' Equity	$95,329	$100,815